Exhibit 99.1

Transcript of
Document Capture Technologies (DCMT)
First Quarter 2009 Earnings Conference Call
May 19, 2009

Participants
Darren Minton, Trilogy Capital Partners, VP
David P. Clark, Chief Executive Officer
Carolyn Ellis, Chief Financial Officer

Presentation

Operator
Greetings ladies and gentlemen and welcome to the Document Capture Technologies First Quarter 2009 Earnings Conference Call.  At this time all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder this conference is being recorded.  It is now my pleasure to introduce your host, Mr. Darren Minton from Trilogy Capital Partners.  Thank you.  You may begin.

Darren Minton – Trilogy Capital Partners – VP
Thank you Jen, and thank you to everyone who has joined us today for Document Capture Technologies First Quarter 2009 Earnings Conference Call.  I am joined here today by David P. Clark, CEO of Document Capture Technologies, and Carolyn Ellis, Chief Financial Officer.  There are a number of items that we look forward to discussing with you this afternoon, including financial results for the first quarter of 2009, recent company agreements as well as DCT’s plans for the future.  At the conclusion of this call, we will be answering any questions you may have during a brief Q&A session.  I also want to bring to your attention that a webcast and replay of this conference call will be available by following the link to Document Capture’s Investor Relations page which is contained in the press release announcing this call.

Now before we get started, I’ll take a moment to read the Safe Harbor Statement.  This conference call contains forward-looking statements concerning Document Capture Technology.  The actual results may differ materially depending on a number of risk factors, including but not limited to general economic and business conditions, integration of acquisitions, existing competition, changes in technology and the company’s ability to make further sales agreements as well as changes in government regulations and various other factors that are beyond the company’s control.  All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risk factors detailed in the company’s filings with the SEC.  Document Capture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.  Now with that, I would like to hand over the call to Document Capture’s CEO, Dave Clark.  Dave?

David Clark – Document Capture Technologies – CEO
Thanks Darren and good afternoon everyone.  I would like to offer an overview with respect to some of the activities during the quarter and since.  Afterwards I will turn the discussion over to our CFO, Carolyn Ellis who will take you through the financials.  For those new to Document Capture Technologies I will give a brief overview.

Document Capture is an IP-driven leader in the design, development and sale of next generation mobile scanning technologies.  DCT provides more than 30 different products across five distinct categories which are distributed globally through private label solutions to leading tier 1 OEMs, VARs and systems integrators.  These include, to name a few, Unisys, Qualcomm, Brother and Europe’s Punch Telematix.  DCT has steadily grown and continues to grow its business in the healthcare, security, financial, retail and transportation markets.  We estimate that DCT and our licensees enjoy a majority share of the rapidly expanding USB-powered mobile scanner market.  DCT has shipped over 3 million scanners worldwide to date.

I would like to present multiple achievements that DCT has accomplished in the recent past.  We believe that each of these achievements not only validates our business model and our technologies, but opens substantial sales channels for our products and technologies worldwide.  This latest round of deals began in February, when we announced a major Pan-Asian license agreement with China-based, SysScan Technology Holdings who has worked with DCT for over ten years in the manufacturing of our products.  They are a leading manufacturer and provider of 2-D bar code scanning technology, products and application solutions throughout China.  This is important as it provides significant exposure and potential for market expansion of DCT’s products directly into China, South East Asia, as well as India, Pakistan and Malaysia.

Subsequent to the first quarter on April 2nd, we announced a major landmark sales agreement with Unisys Corporation which includes product from our DocketPORT series which they are directing towards the remote deposit capture or RDC market.  This announcement is the first of a multi-phased plan that we expect to be a much deeper multi product partnership between Unisys, a global IT presence and DCT.  Most recently on April 3rd, we released details regarding a significant deal with Europe’s Punch Telematix which deploys our technology bundled with their car cube onboard computer system in the massive international transportation industry.  Although our revenues in the first quarter declined compared with the same period in 2008.  This often occurs in our business as our key customers regularly place large orders with varying shift dates, sometimes causing our quarterly net revenue to fluctuate with our first quarter typically being the weakest.  We expect this trend to continue and the resulting fluctuations to continue as we grow our business.  However, in just a short period of time, DCT has contained its use of debt to that of the occasional use of its credit facility for working capital needs, as well as increased gross profit margins to 39% in the first quarter of 2009, up from 29% in the first quarter of 2008.  This has been accomplished amid unfavorable economic conditions, while at the same time introducing new potentially high-growth prospects expected to significantly impact the company’s revenues during 2009 and beyond.  Not to mention, increasing gaining access to global sales channels that are among the largest and fastest growing in the world.

I would now like to introduce Carolyn Ellis, our Chief Financial Officer.  She will provide an overview of our financial performance for the first quarter of 2009.  Carolyn?

Carolyn Ellis - Document Capture Technologies - CFO
Thank you Dave.  Good morning to all on this call.  Let’s get right down to the financials.  Net sales for the first quarter ended March 31st, 2009 were $2 million, a decrease compared to $2.5 million in net sales for the first quarter of 2008.  The decrease in net sales is primarily attributable to the overall slowdown of the general economic, market conditions in the US economy and the related slow down of IT capital spending.  It is also notable that DCT shipped no product to one of our traditionally largest customers during the first quarter of 2009.  We are actively working with this customer and other customers to assist them in managing through these challenging economic times while at the same time adding new customers in unique or complimentary areas to compensate.  Despite the challenges facing the global economy, Document Capture surpassed its first quarter internal revenue estimate, driven in part by increased sales in Europe.  Our European sales were $304, 000 or 15% of net sales in the first quarter of 2009 versus $187, 000 or 7% of net sales in the first quarter of 2008.  We expect our European sales to continue to increase as we improve ability to deliver all channel products from our Netherlands-based warehouse as well as continue to improve our time to market.

Cost of sales for the first quarter of 2009 decreased to $1.2 million compared to $1.8 million for the same period in 2008.  This resulted in higher gross profit of $778, 000 or 39% gross margin, compared to a gross profit of $733, 000 or 29% gross margin in the first quarter of 2008.  While gross margins increased it is important to note that gross margins can be impacted by the mix of products shipped during a certain period.  That being said, we continue to work towards and identify every opportunity to manage the balance between gross profit and increased revenues.  Cost of sales as a percentage of sales decreased during the first quarter of 2009 compared to the same period in 2008 and was in part due to a higher proportion of overall net sales generated from one of our more feature-rich products and our continued efforts towards reducing the cost and delivery of our products.

Operating expenses for the first quarter of 2009 were $1.4 million compared to $1.2 million in the first quarter of 2008.  Selling, general and administrative expenses increased to approximately $1.2 million from $1 million, and research and development expenses increased to $231, 000 from $203, 000 in the comparable period of 2008.  The increase in sales, general and administrative was generally attributable to an increase in legal fees to aggressively defend our IP as well as the increase in expenses related to increased investor awareness of our progress.  The increase in research and development expense was attributable to the use of specialized engineering contractors to enhance our product development program and we anticipate that research and development expense will continue to increase over the long-term as a result of the growth of demand for our unique variations of our product and the creation of next generation products and technologies related to Document Capture.

GAAP net loss for the first quarter was $642, 000 compared to GAAP net loss of $480, 000 for the first quarter of 2008.  Earnings before interest, depreciation, taxes and amortization or EBITDA in the first quarter of 2009 was negative $344, 000 compared to a negative EBITDA of $453, 000 in the first quarter of 2008.  Document Capture had cash and cash equivalents of $207, 000, working capital of $1.5 million and a current ratio of 2:1 at March 31st, 2009 as compared to cash and cash equivalents of $405, 000, working capital of $1.8 million and a current ratio of 2.3:1 at December 31st, 2008.

Now I will hand the call back to Dave for his closing remarks.  Dave?

David Clark – Document Capture Technologies – CEO
Thanks Carolyn and due to the unavoidable absence of Bill Hawkins, our President COO I will try to give everyone some insight into Document Captures verticals and sales channel prospects as well as follow up with some brief closing remarks.

There is no shortage of opportunities in the marketplace for applications and integration of our mobile light-weight USB powered scanner products.  We see significant growth opportunities in healthcare, security, transportation and financial transactions specifically remote deposit capture.  Our primary focus over the coming month is to expand on our sales contracts with existing customers including Unisys, Qualcomm, and Brother mobile solutions to name just a few, while aggressively seeking new and unique contracts to compliment our sales pipeline going forward.  In fact I am pleased to announce that we are nearing the final stages of an agreement with a substantial global IT company that could potentially be our largest to date.  It is our hope and belief that we can and will finalize this deal between the end of June and early July 2009.  These contracts both existing and new are expected to bring significant revenue in the third and fourth quarters of this year.  In fact we can already say that the second quarter is on track once again to beat the company’s internal forecasts.

Now let me delve more deeply into a few of the exciting verticals that Document Capture is actively developing.  Remote deposit capture or RDC is the result of the US check 21 legislation which allows the digital clearing of checks and represents a very significant opportunity for DCT and our products.  RDC is still in its infancy and it is anticipated to grow exponentially over the coming years.  We anticipate Document Capture’s low-cost USB powered scanning products will be a significant catalyst in driving mass acceptance and utilization of RDC.  Recent industry numbers point towards 600, 000 RDC seats to be adopted by the end of 2009 and a projected 3.5 million seats by 2011.  We believe that the yet untapped market opportunity for RDC in small and microcap businesses to be the existing 26 million small businesses throughout the United States.

The transportation and logistics vertical is another exciting market for DCT’s products.  We first announced a significant entrance into this vertical with our Qualcomm deal in 2008 and more recently a contract with Punch Telematix which is a significant player in Europe.  Each validates our aggressive growth plans for the in-cab Document Capture market where businesses are able to scan invoices, bills of lading and other critical logistical documents directly to headquarters from the road saving costs in the back office and decreasing the time to declaring deliveries shipped and expediting cash flows.  It is interesting to note that the market in Europe, particularly the implementation that Punch has adopted is very much driven by regulations.  The adoption in Europe is important for us because it puts us not only in a different market but a different kind of document compliance area, which is a major breakthrough for DCT and our products.

I would be remised not to mention the healthcare vertical which has been a perennial generator and lead contributor to revenues for DCT over the past several years.  Insurance fraud related to identify verification and general office management have driven our products integration into this market for years.  Going forward these costs savings and efficiency applications can and will be enhanced by the ability to better manage co-pays via check through the integration of RDC to these existing and expanding solutions.

In conclusion let me say that the progress DCT has made during what can only be described as the worst economy in a generation, is in my opinion a tribute to the focused business plan, strict cost controls and superior technology of DCT.  We are aggressively pursuing client deals worldwide with exactly the type of globally recognized names that I have mentioned here today.  I addition, as we add new clients we are pursuing deeper relationships with our existing clientele to grow the company and to continue to deliver consistent and growing shareholder value.  We recognize that creating awareness of DCT’s incredible accomplishments while keeping our current shareholders informed is an important part of our job.  By expanding our shareholder base and continuing to deliver solid accomplishments we expect to grow our market dominance and continue to deliver constant and growing shareholder return in the future.

I thank you for your attention and believe that Document Capture has positioned itself for impressive growth going forward and that there is much more to come in the future.  To stay in touch you can visit our website at www.docucap.com.  That concludes our prepared remarks and I thank you for your time today.  We look forward to your questions.

Operator
Thank you.  Ladies and gentlemen if you would like to ask a question please press *1 on your telephone keypad.  A confirmation tone will indicate that your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up the handset before pressing the * key.  One moment please while we poll for questions.  Once again, ladies and gentlemen if you would like to ask a question please press *1 on your telephone keypad.

We have a question from the line of Patrick Murphy with Murphy Analytics.  Please proceed with your question.

<Q>:  Hi Dave.  I had a question about cost structure.  It seems like gross profit is remaining pretty stable with a margin in the high thirties, I was just wondering about potential net income margin, what your operating expenses may look like as revenues ramp-up?

David Clark – Document Capture Technologies – CEO
Pat how are you, and thank you for calling in.  That is one of the exciting components of DCT as a company, is that we are in a position where throughout 2008 and continuing efforts we have been able to streamline the operations and we find ourselves in a position that as revenues grow, which we fully anticipate in the quarters and years to come, that the bottom line will be disproportionately affected in a positive sense because of the fact that we have the ability to scale and ramp production in an extremely cost effective way.  Not to exaggerate, but we have the ability to do double and triple the revenues we are currently doing with very little addition to our overhead structure, so you can equate that to how it might affect the bottom line.  Carolyn, do you have any additional input on that question?

Carolyn Ellis - Document Capture Technologies - CFO
No I thought that you said it very well.  Our operating expenses for the most part are fixed and very containable so we see positives with increase in revenues.  We see that as trickling down to the bottom line.

<Q>:  And in terms of gross profit margin, is it reasonable to expect high thirties?  Is 35-39%, is that reasonable going forward?

David Clark – Document Capture Technologies – CEO
That would be a reasonable expectation.  As we mentioned it fluctuates depending on products shipped.  Obviously with thirty different products the margin structure across each varies but as we move forward, what Carolyn pointed too was that our newer products which are in research and development and preparing to ship, and some of which are already shipping are more feature-rich and include third-party software, redesigns and basically additional functionality for various applications which leads to a consistent and strong margin structure.

<Q>:  Okay.  Thank you.

David Clark – Document Capture Technologies – CEO
Thanks Pat.

Operator
Thank you.  Once again, ladies and gentlemen if you would like to ask a question please press *1 on your telephone keypad.  It appears that there are no further questions at this time.

David Clark – Document Capture Technologies – CEO
Okay.  Well what I would like to do is thank you Jen for your leading the call, and I would like to thank everybody for dialing in today.  We appreciate your continued interest and willingness to watch DCT’s growth and evolution, and believe that we are at a tipping point where through sales acceleration the company has a very bright future.  Once again, you can listen to the replay of this call by following the instructions in the press release this morning or by navigating to our website at www.docucap.com.  Thank you everyone.

Operator
Thank you.  Ladies and gentlemen this concludes today’s conference call.  You may disconnect your lines at this time.  Thank you all for your participation.